Exhibit 10.2

AMENDMENT TO

BANCORPSOUTH, INC. LONG-TERM EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENTS

THIS AMENDMENT amends the agreements listed herein between BancorpSouth, Inc. (the “Company”) and James R. Hodges (the “Participant”) in connection with certain awards made under the BancorpSouth, Inc. Long-Term Equity Incentive Plan (the “Plan”). Certain capitalized terms used in this Amendment have the same meaning as the definitions of such terms that are provided in the Plan, except as otherwise provided herein.

RECITALS:

WHEREAS, the Company granted the following Restricted Stock awards that provide Common Stock that remain subject to forfeiture upon termination of employment:

Restricted Stock	Shares Awarded	Vesting Date
March 26, 2013	10,000	May 15, 2018
January 15, 2014	4,700	May 15, 2019
January 2, 2015	5,200	May 15, 2020
January 27, 2016	7,000	May 15, 2021
January 24, 2017	6,000	May 15, 2022

WHEREAS, the Company granted the following Performance Share awards that allow the Participant to earn shares of Common Stock pursuant to achievement of performance goals over a performance period, subject to the further requirement that the Participant remain employed by the Company for one year after the performance period:

Performance Shares	Shares Awarded	Payment Date
January 2, 2015	2,600	January 1, 2018
January 27, 2016	3,500	January 1, 2019
January 3, 2017	3,000	January 1, 2020

WHEREAS, the Participant has announced his intention to retire effective October 6, 2017, and Participant has also entered into a long-term agreement with the Company and BancorpSouth Bank on even date herewith in order to continue to provide certain consulting services described therein (the “Consulting Agreement”), to be effective immediately upon his retirement;

WHEREAS, under the terms of the agreements for each of the Restricted Stock and Performance Share Awards (the “Award Agreements”), the Participant’s retirement would result in a forfeiture of such Awards and, as partial consideration for Participant’s obligations to the Company under the Consulting Agreement, the Company desires to amend the Award Agreements so that Participant may continue to earn and become vested in the Awards;

WHEREAS, the Executive Compensation and Stock Incentive Committee, as administrator of the Plan, has determined that this modification does not diminish the rights of the Participant and that the Plan permits the awards to be so modified without further action or the consent of the Participant;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Award Agreements is amended as follows to reflect the foregoing:

1.    Continuation of Service. The terms of the Award Agreement are modified so that Participant’s continued service under the Consulting Agreement shall be deemed to be “employment” under each Award Agreement.

2.    Limit on Performance Shares. With respect to the Performance Share Awards, the calculation of the shares that are earned described in Paragraph 2 of the Award Agreements shall be based on performance through October 6, 2017. No additional shares may be earned with respect to performance on or after October 7, 2017.

3.    Payment Date. The payment date of the Performance Shares will be the date stated in Paragraph 4 of the respective Award Agreements, and indicated in this Amendment, subject to the conditions stated therein as modified by paragraph 1 of this Amendment.

4.    Vesting Date. The Participants rights in the Restricted Stock Awards will become vested on the date stated in Paragraph 2(a) of the respective Award Agreements, and indicated in this Amendment, subject to the conditions stated therein as amended by paragraph 1 of this Amendment.

5.    All other terms of the Restricted Stock and Performance Share Awards that are contained in the Award Agreements and the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Instrument on this the 26th day of September, 2017.

BANCORPSOUTH, INC.

/s/ James D. Rollins III
James D. Rollins III Chairman & Chief Executive Officer

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